Exhibit 10.10

R  E  N  O  V  I  S    R E S O L V I N G    B R A I N    C O M P L E X I T Y

July 23, 2002

John C. Doyle

Re: Employment Terms

Dear John:

I am extremely pleased to offer you the position of Chief Financial Officer. I look forward to your favorable reply. Please review the following employment terms:

You will be responsible for working as Chief Financial Officer and will report directly to me, CEO. You will work at our facility located at 270 Littlefield, South San Francisco, CA. Of course, Renovis may change your position, reporting structure, duties, and work location from time to time as it deems necessary.

Your compensation will be $190,000 per year, less payroll deductions and all required withholdings. You will also be eligible for an annual bonus of up to 30% of base salary. As of your start date of August 7, 2002, you will be paid $7,916.67 before taxes and other deductions, semi-monthly on the fifteenth and last date of every month. In addition, you will be granted an option to purchase 225,000 shares of the company’s common stock, as governed by the terms of the Company’s stock option plan, at a price to be determined by and subject to approval of the Company’s Board of Directors. Your stock options will vest at a rate of 56,250 shares as of the first anniversary of your start date and 4,687.5 shares per calendar month thereafter.

You will also be eligible for the following standard Company benefits: medical insurance, vacation, 401(k) plan, sick leave, and holidays. Details about these benefit plans are available for your review; however, please note that Renovis may modify compensation and benefits from time to time as it deems necessary.

As a Renovis employee, you will be expected to abide by Company rules and policies, acknowledge in writing that you have read the Company’s Employee Handbook, and sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Renovis proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

RENOVIS, INC. • 270 Littlefield Avenue, S. San Franciso, CA 94080 • Tel : 650.266.1400 • Fax 650.266.1460 • www renovis.com

John C. Doyle

July 23, 2002

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Normal business hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with Renovis at any time and for any reason whatsoever simply by notifying Renovis. Likewise, Renovis may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a Company officer.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Renovis. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it to me by July 25, 2002, if you wish to accept employment at Renovis under the terms described above.

I want you to know how enthusiastic we are to have you on the Renovis team. It’s a great opportunity for Renovis and a great opportunity for you. We look forward to working with you. I look forward to speaking with you soon!

Sincerely,

/s/ Corey Goodman
Corey Goodman, Ph.D.
President & Chief Executive Officer

Accepted

/s/ John C. Doyle

8/5/02
Date

Attachments: Proprietary Information and Inventions Agreement